Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

BALTIC TRADING LIMITED ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

Declares $0.12 per Share Dividend for Q3 2011

New York, New York, November 1, 2011 – Baltic Trading Limited (NYSE: BALT) (“Baltic Trading” or the “Company”) today reported its financial results for the three and nine months ended September 30, 2011.

The following financial review discusses the results for the three and nine months ended September 30, 2011 and September 30, 2010.

Third Quarter 2011 and Year-to-Date Highlights

•	Declared a $0.12 per share dividend payable on or about November 18, 2011 to all shareholders of record as of November 11, 2011 based on Q3 2011 results;

•	Recorded a net loss of $0.2 million, or $0.01 basic and diluted net loss per share for the third quarter;

•	Reached agreement to extend the Baltic Wolf with Cargill International S.A. at a rate based on 100% of the Baltic Capesize Index for 11 to 13.5 months; and

•	Reached agreement to extend the Baltic Cougar with AMN Bulkcarriers Inc. at a rate based on 96% of the Baltic Supramax Index for 11 to 13.5 months.

Financial Review: 2011 Third Quarter

The Company recorded a net loss for the third quarter of 2011 of $0.2 million, or $0.01 basic and diluted net loss per share. Comparatively, for the three months ended September 30, 2010, the Company recorded net income of $2.5 million, or $0.12 basic and diluted net income per share. The Company began operations in October 2009 and had taken delivery of seven of the nine vessels in our fleet by September 30, 2010.  The average number of vessels in our fleet for the third quarter of 2010 was only 6.1 vessels compared to 9.0 vessels for the third quarter of 2011.

EBITDA was $4.6 million for the three months ended September 30, 2011 versus $5.6 million for the three months ended September 30, 2010.

John C. Wobensmith, President and Chief Financial Officer, commented, "During the third quarter, we benefited from the past execution of our fleet deployment strategy as market conditions improved across the drybulk industry. We continue to employ our entire fleet of modern vessels on spot market-related time charters with multi-national companies while maintaining an efficient cost structure and strong balance sheet. For the third quarter, we declared a dividend of $0.12 per share, representing our sixth consecutive dividend since going public in March of 2010. Going forward, we will maintain our focus on maximizing the utilization of our high-quality fleet and providing shareholders with attractive dividends."

Baltic Trading Limited’s revenues increased to $10.9 million for the three months ended September 30, 2011 compared to $10.4 million for the three months ended September 30, 2010 due to the increase in the size of our fleet, offset by lower spot market rates achieved by our vessels during the third quarter of 2011.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $12,773 per day for the three months ended September 30, 2011 as compared to $18,412 for the three months ended September 30, 2010. The decrease was due to lower spot rates achieved by the vessels in our fleet during the third quarter of 2011 versus the third quarter of 2010. Cargo availability recovered from first quarter lows due to weather related events, and earnings on our vessels that trade on spot-market related charters benefited from an increase in spot rates during the last month of the quarter.

Total operating expenses were $10.0 million for the three months ended September 30, 2011 compared to $7.2 million for the three months ended September 30, 2010. Vessel operating expenses increased to $4.0 million for the three months ended September 30, 2011 from $2.7 million for the three months ended September 30, 2010 due to the expansion of our fleet. General, administrative and technical management fees slightly decreased to $1.3 million from $1.4 million during the comparative periods. Depreciation and amortization expenses increased to $3.7 million for the third quarter of 2011 from $2.5 million for the third quarter of 2010 due to the increase in the size of our fleet.  For the year beginning January 1, 2011, the Company revised its estimated residual scrap value from $175 per lightweight ton to $245 per lightweight ton which had the impact of decreasing depreciation expense by $0.1 million for the three months ended September 30, 2011. The change in residual scrap value will only affect depreciation on a prospective basis.

Daily vessel operating expenses, or DVOE, marginally decreased to $4,888 per vessel per day for the third quarter of 2011 from $4,893 per vessel per day for the same period last year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, we expect DVOE for the fourth quarter of 2011 to be $5,000 per vessel per day on a weighted average basis.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2011 and 2010 was $9.6 million and $9.8 million respectively. The decrease in cash provided by operating activities was primarily a result of a recorded net loss of $2.2 million offset by an increase in the size of our fleet. Lower net income was reported for the first three quarters of 2011, which resulted primarily from lower charter rates achieved in the 2011 period versus the same period last year for the vessels in our fleet and higher depreciation due to the expansion of our fleet and the operation of our fleet for the full nine month period in 2011, as our fleet was acquired in the second through fourth quarters of 2010.

Net cash used in investing activities was $2.5 million for the nine months ended September 30, 2011 due to vessel related purchases. For the nine month period ended September 30, 2010, cash used in investing activities was $311.9 million and primarily related to the purchase of seven vessels in our fleet, deposits on vessels to be acquired and deposits of restricted cash placed as collateral against the delivery of the Baltic Wolf, which occurred on October 14, 2010.

Net cash used in financing activities for the nine months ended September 30, 2011 was $7.6 million and consisted primarily of $7.5 million in cash dividends paid. For the nine months ended September 30, 2010, cash provided by financing activities was $350.1 million and primarily consisted of $214.5 million of proceeds from the issuance of common stock, $75.0 million of capital contributions from Genco Shipping & Trading Limited, and $69.8 million of proceeds from Baltic Trading’s 2010 Credit Facility.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our fleet consists of two Capesize, four Supramax, and three Handysize vessels with an aggregate capacity of approximately 672,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet.  None of our vessels were drydocked in 2010, and we do not currently expect any of our vessels to be drydocked during 2011 and 2012.

Summary Consolidated Financial and Other Data

The following table summarizes Baltic Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$ 10,897	$ 10,407	$ 30,355	$ 17,397

Operating expenses:
Voyage expenses	183	49	(123)	108
Voyage expenses to parent	139	138	389	229
Vessel operating expenses	4,047	2,722	11,754	4,048
General, administrative and technical management fees	1,269	1,417	4,315	3,318
Management fees to parent	621	418	1,843	626
Depreciation and amortization	3,724	2,462	11,045	3,702
Other operating income	-	-	-	(206)
Total operating expenses	9,983	7,206	29,223	11,825

Operating income	914	3,201	1,132	5,572

Other (expense) income:
Other income (expense)	4	(18)	(31)	(18)
Interest income	1	65	5	227
Interest expense	(1,105)	(684)	(3,316)	(1,126)
Other expense:	(1,100)	(637)	(3,342)	(917)

(Loss) income before income taxes	(186)	2,564	(2,210)	4,655
Income tax expense	(9)	(29)	(31)	(29)

Net (loss) income	(195)	2,535	(2,241)	4,626

Net (loss) earnings per share - basic	$ (0.01)	$ 0.12	$ (0.10)	$ 0.28

Net (loss) earnings per share - diluted	$ (0.01)	$ 0.12	$ (0.10)	$ 0.28

Weighted average shares outstanding - basic	22,128,088	21,999,088	22,093,593	16,665,592

Weighted average shares outstanding - diluted	22,128,088	22,010,963	22,093,593	16,672,008

		September 30, 2011	December 31, 2010
BALANCE SHEET DATA:		(unaudited)
Cash		$ 5,296	$ 5,797
Current assets, including cash		9,042	8,856
Total assets		385,416	396,154
Current liabilities		2,252	5,469
Total long-term debt		101,250	101,250
Shareholders' equity		281,913	289,435

		Nine Months Ended
		September 30, 2011	September 30, 2010
		(unaudited)

Net cash provided by operating activities		$ 9,610	$ 9,822
Net cash used in investing activities		(2,516)	(311,860)
Net cash (used in) provided by financing activities		(7,594)	350,144

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	9	7	9	7
Average number of vessels (1)	9.0	6.1	9.0	3.0
Total ownership days for fleet (2)	828	556	2,457	831
Total available days for fleet (3)	828	555	2,457	822
Total operating days for fleet (4)	818	539	2,443	804
Fleet utilization (5)	98.8%	97.1%	99.4%	97.8%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$ 12,773	18,412	$ 12,246	20,762
Daily vessel operating expenses per vessel (7)	4,888	4,893	4,784	4,870

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net (Loss) Income	$ (195)	$ 2,535	$ (2,241)	$ 4,626
+ Net interest expense	1,104	619	3,311	899
+ Depreciation and amortization	3,724	2,462	11,045	3,702
+ Income taxes	9	29	31	29
EBITDA(8)	$ 4,642	$ 5,645	$ 12,146	$ 9,256

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8)  EBITDA represents net (loss) income plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Baltic Trading Limited’s Fleet

Baltic Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Baltic Trading Limited’s current fleet consists of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

Our current fleet contains three groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of November 1, 2011, the average age of our current fleet was 1.8 years, as compared to the average age for the world fleet of approximately 12 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Baltic Trading’s current fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure

Capesize Vessels
Baltic Bear	2010	Swissmarine Services S.A.	March 2012	101.5% of BCI (2)
Baltic Wolf	2010	Cargill International S.A.	August 2012	100% of BCI (3)
Supramax Vessels
Baltic Leopard	2009	Resource Marine PTE Ltd. (part of the Macquarie group of companies)	March 2012	97% of BSI (4)
Baltic Panther	2009	Klaveness Chartering	April 2013	95% of BSI (5)
Baltic Jaguar	2009	Resource Marine PTE Ltd. (part of the Macquarie group of companies)	May 2012	97% of BSI (4)
Baltic Cougar	2009	AMN Bulkcarriers Inc.	August 2012	96% of BSI (6)
Handysize Vessels
Baltic Wind	2009	Cargill International S.A.	May 2013	115% of BHSI (7)
Baltic Cove	2010	Cargill International S.A.	February 2014	115% of BHSI (7)
Baltic Breeze	2010	Cargill International S.A.	July 2014	115% of BHSI (7)

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)
We have agreed to terms on a spot market-related time charter with Swissmarine Services S.A. at a rate based on 101.5% of the Baltic Capesize Index (BCI). Hire is paid in arrears net of a 6.25% brokerage commission which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  The duration is 10.5 to 13.5 months.

(3)
We have agreed to an extension with Cargill International S.A., on a spot market-related time charter based on 100% of the BCI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  The duration of the spot market-related time charter is 11 to 13.5 months, which began on September 15, 2011.

(4)
We have reached an agreement with Resource Marine PTE Ltd. on two spot market-related time charters for 11 to 13.5 months based on 97% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.

(5)
We have reached an agreement with Klaveness Chartering on a spot market-related time charter based on 95% of the average of the daily rates of the BSI, as reflected in daily reports.  The duration is 22.5 to 25.5 months with hire paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.

(6)
We have agreed to an extension with AMN Bulkcarriers Inc., on a spot market-related time charter based on 96% of the average of the daily rates of the BSI, as reflected in daily reports.  Hire is paid every 15 days in arrears net of a 5.00% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  The duration of the spot market-related time charter is 11 to 13.5 months which  began on September 12, 2011.

(7)
The rate for each of the spot market-related time charters is based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), as reflected in daily reports. Hire is paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.

Dividend Announcement and Policy

The Company's Board of Directors declared a dividend for the third quarter of 2011 of $0.12 per share payable on or about November 18, 2011 to all shareholders of record as of November 11, 2011.  Our dividend policy is to pay a variable quarterly dividend equal to our Cash Available for Distribution, during the previous quarter, subject to any reserves our board of directors may from time to time determine are required. The application of the formula in our policy would have resulted in a lesser dividend for the third quarter of 2011.  However, our Board of Directors nonetheless determined to declare a $0.12 per share dividend after taking into account our cash flow and our liquidity and capital resources. Dividends will be paid equally on a per-share basis between our common stock and our Class B stock. Cash Available for Distribution represents our net income less cash expenditures for capital items related to our fleet, such as drydocking or special surveys, other than vessel acquisitions and related expenses, plus non-cash compensation. For purposes of calculating Cash Available for Distribution, we may disregard non-cash adjustments to our net income, such as those that would result from acquiring a vessel subject to a charter that was above or below market rates. We intend to pay dividends on a quarterly basis.

The declaration and payment of any dividend will be subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

About Baltic Trading Limited

Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading’s fleet consists of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.

Conference Call Announcement

Baltic Trading Limited announced that it will hold a conference call on Wednesday, November 2, 2011 at 10:00 a.m. Eastern Time, to discuss its 2011 third quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.BalticTrading.com. To access the conference call, dial (877) 681-3378 or (719) 325-4899 and enter passcode 5354924.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 5354924. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) acts of war, terrorism, or piracy; (ix) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (x) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xi) the Company’s acquisition or disposition of vessels; (xii) our ability to leverage Genco’s relationships and reputation in the shipping industry; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and its reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.